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                                                                   Exhibit 99.1

Contact:    Kelly McAndrew                          Mary Winn Settino
            Public Relations                        Investor Relations
            (914) 767-7690                          (914) 767-7216


                                                     FOR IMMEDIATE RELEASE
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               THE PEPSI BOTTLING GROUP CONFIRMS THIRD QUARTER
                           2003 FINANCIAL GUIDANCE
              Company Provides Update to Full Year 2003 Forecast

    Somers, N.Y., September 3, 2003- The Pepsi Bottling Group, Inc. (NYSE:PBG) today will confirm its previously stated earnings per share guidance for the third quarter of 2003. Speaking at the Prudential Back-to-School Conference in Boston later this morning, PBG Chairman and Chief Executive Officer John T. Cahill will confirm that PBG expects to generate earnings per share (EPS) of $0.66 to $0.70 in the third quarter of 2003, coming in at the low end of the range. Mr. Cahill will state that those results reflect flat volume in the U.S., but weaker volume in Mexico where the Company expects to finish the quarter with volume down five percent. European volume will be up six to seven percent and worldwide volume is expected to be flat for the quarter.

    Consistent with its previous guidance, PBG expects to achieve rate increases in its U.S. markets of two percent for the third quarter. The negative mix effect from the lack of cold drink growth, as well as PBG's adoption of FASB's EITF Issue No. 02-16, will lower the Company's reported U.S. net revenue per case results by about four percentage points to down two percent for the quarter.

    Mr. Cahill also intends to update PBG's full year EPS guidance to $1.55 to $1.57, excluding the cumulative effect of the adoption of EITF Issue No.
02-16. This new guidance is based primarily on the softer volume trends in Mexico, which have been impacted by a marked increase in competitive activity during the past few months. Due to these competitive dynamics, PBG expects full year EPS accretion from its Mexico business to be $0.06 to $0.08 per share and volume for the year to be flat. Worldwide volume for 2003 is also expected to be flat.

                                    -MORE-
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          PBG CONFIRMS THIRD QUARTER 2003 FINANCIAL GUIDANCE/ 2 of 2


Operating profit in 2003 is expected to grow approximately seven percent.
The Company is maintaining its strong full year cash flow guidance, with cash from operations less capital expenditures to be approximately $400 million.

    Mr. Cahill's remarks will be webcast live at 11:15 a.m. (EDT) at http://www.pbg.com.
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    The Pepsi Bottling Group, Inc. is the world's largest manufacturer, seller and distributor of Pepsi-Cola beverages with operations in the U.S., Canada, Greece, Mexico, Russia, Spain and Turkey. To receive news releases by e-mail, please visit http://www.pbg.com.
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Statements made in this press release that relate to future performance or financial results of the Company are forward-looking statements which involve uncertainties that could cause actual performance or results to materially differ. PBG undertakes no obligation to update any of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties set forth in PBG's Securities and Exchange Commission reports, including its annual report on Form 10-K for the year ended December 28, 2002.